CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our reports dated February 25, 2009 and February 26, 2009 on the financial statements and financial highlights of The Beehive Fund, Adams Harkness Small Cap Growth Fund and Polaris Global Value Fund, each a separate series of shares of beneficial interest in the Forum Funds.  Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/S/ Briggs, Bunting & Dougherty, LLP

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania
April 28, 2009